AMENDMENT TO
                          FUND ADMINISTRATION AGREEMENT

     This Amendment dated as of January 1, 2001, is to the Fund Administration Agreement made as of October 1, 1996 and subsequently amended and restated on December 31, 1996 and February 21, 1997 (the "Agreement") by and between Franklin Templeton Services, Inc., a Florida corporation ("FTSI") and Templeton Institutional Funds, Inc. (the "Company ") on behalf of its separate series.

                                   WITNESSETH:

     WHEREAS, both FTSI and the Company wish to amend the Agreement;

     WHEREAS, FTSI merged into FRANKLIN TEMPLETON SERVICES, LLC, a Delaware limited liability company, a successor entity, on January 1, 2001;

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

          1. FTSI's name is henceforth to be known as "Franklin Templeton Services, LLC."

          2. All references to FTSI being a "Florida Corporation" in the Agreement are hereby changed to a "Delaware limited liability company."

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                            FRANKLIN TEMPLETON SERVICES, LLC



                                            By:/s/BRUCE S. ROSENBERG
                                               --------------------------------




                                            TEMPLETON INSTITUTIONAL FUNDS, INC.



                                            By:/s/BARBARA J. GREEN
                                               --------------------------------